FOR IMMEDIATE RELEASE
March 3, 2011

Genesis Energy, L.P. Reports Fourth Quarter and Full Year 2010 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its fourth quarter and annual results. The Partnership reported a net loss for the quarters ended December 31, 2010 and 2009 of $74.7 million and $6.0 million, respectively. For the year ended December 31, 2010, we had a net loss attributable to the Partnership of $48.5 million. For the year ended December 31, 2009, we had net income attributable to the Partnership of $8.1 million.

Included in net loss in the quarterly periods was $75.6 million in 2010 and $6.5 million in 2009 related to non-cash management compensation expense that was borne entirely by our general partner.  As a result, our common unitholders’ share of our net income for the fourth quarter of 2010 was $1.0 million, or $0.02 per unit.  For the fourth quarter of 2009, the common unitholders share of our net income was $3.2 million, or $0.08 per unit. Included in the 2010 and 2009 annual periods were $76.9 million and $14.1 million, respectively, of non-cash management compensation expense borne by our general partner.   Net income allocable to our common unitholders was $19.9 million, or $0.49 per unit for 2010, and $20.2 million, or $0.51 per unit for 2009.

For the quarter ended December 31, 2010, Genesis generated Available Cash before Reserves of $29.2 million, an increase of $5.5 million over the fourth quarter of 2009.  For the full year of 2010, we generated Available Cash before Reserves of $101.5 million compared to $91.0 million for 2009. Available Cash before Reserves is a non-GAAP measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash provided by operating activities.  Net cash provided by operating activities was $56.4 million and $34.2 million for the fourth quarters of 2010 and 2009, respectively, and $90.5 million and $90.1 million for the full years of 2010 and 2009, respectively.

Grant Sims, CEO said “The partnership generated record amounts of Available Cash before Reserves in both the fourth quarter and the full year 2010.  This is reflective of the solid performance of our businesses and our employees as they continue to generate value from our increasingly-integrated businesses.  Our performance allowed us to make a distribution in February of $0.40 per unit, an 11.1% increase over the 2009 fourth quarter distribution.  This represents the twenty-second consecutive quarter in which Genesis has increased its distribution.”

“In December, 2010, we permanently eliminated the Partnership’s Incentive Distribution Rights (IDR’s).  While the transaction had the practical effect of reducing our coverage ratio for the fourth quarter to 1.13 times, after giving effect to the increased distribution, this strategic decision has allowed us to significantly lower our equity cost of capital, strengthening our competitive position in the midstream energy space.  The interests of management and the other former stakeholders of our general partner are now directly aligned with the holders of our common units, and we’re all incented to do what we possibly can to continue our track record of building long-term value for and growing distributions to all the holders of our common units.”

Financial Results – Fourth Quarter

To provide a view of current earnings trends, we will initially compare the fourth quarter of 2010 to the fourth quarter of 2009, and then follow that discussion with a comparison of the full years of 2010 and 2009.

Comparison Fourth Quarter 2010 to Fourth Quarter 2009

Available Cash before Reserves (a non-GAAP measure) increased to $29.2 million in the fourth quarter of 2010 as compared to $23.7 million for the same period in 2009.  The primary components impacting Available Cash before Reserves are Segment Margin, corporate general and administrative expenses (excluding non-cash charges), interest expense and maintenance capital expenditures.  Variances from the 2009 fourth quarter in these components are explained as follows:

Segment Margin

Segment margin is defined and reconciled later in this press release to income before income taxes.  For the fourth quarters of 2010 and 2009, segment results were as follows:

	Pipeline	Refinery	Supply &	Industrial
	Transportation	Services	Logistics	Gases	Total
	(in thousands)
Segment margin (1)

Three months ended December 31, 2010	$14,549	$17,255	$6,703	$3,170	$41,677

Three months ended December 31, 2009	$11,321	$13,201	$7,073	$2,647	$34,242

(1)
Segment margin was calculated as revenues less cost of sales, operating expenses and segment general and administrative expenses, plus our share of the distributable cash generated by our joint ventures.  Segment margin excludes the non-cash effects of our equity-based compensation plans and unrealized gains and losses from derivative transactions, and includes the non-income portion of payments received under direct financing leases.  A reconciliation of segment margin to income before income taxes is presented for periods presented in the table at the end of this release.

Pipeline segment margin increased $3.2 million between the fourth quarter periods.  On November 23, 2010, we completed the transaction to acquire a 50% interest in Cameron Highway Oil Pipeline Company (“Cameron Highway”).  For the five weeks that we owned our interest in Cameron Highway in 2010, its contribution to our pipeline segment margin was $2.4 million. Overall throughput increased on our onshore crude oil pipeline systems by 26% resulting in increased oil tariff revenues of $0.7 million.  Volumes increased on our Free State CO2 pipeline by 25,122 Mcf per day resulting in increased revenues of $0.2 million.

Our refinery services segment margin increased $4.1 million in the 2010 quarter compared to the same period in 2009.  NaHS sales volumes increased by 6,417 dry short tons (DST) from 31,967 DST in the fourth quarter of 2009 to 38,384 DST in the fourth quarter of 2010.   Sales of caustic soda increased slightly from 25,397 DST to 26,505 DST, between those same periods. Demand for NaHS in both North and South America has improved as higher copper and molybdenum prices have increased mining activities, and activity levels in the pulp and paper industry have also improved over the prior period.

Supply and logistics segment margin decreased $0.4 million between the quarters. Our petroleum products marketing activities contributed approximately $2.4 million less in the 2010 fourth quarter, while our crude oil marketing and barge activities contributed approximately $1.1 million and $0.9 million more, respectively, in the 2010 quarter as compared to the fourth quarter of 2009.   An increase in crude oil volumes of approximately 22% and an improvement in blending opportunities were the primary factors in the improved results from crude oil marketing. Our barge operations realized improved revenues as day rates improved between the two periods.  Fluctuations in the effects of quality differentials on pricing of petroleum products reduced segment margin.  Additionally, the timing of recognition of the gain or loss on derivative contracts used to hedge our inventory does not always coincide with the recognition of the corresponding loss or gain on the sale of the physical inventory.  In the fourth quarter of 2010, petroleum products marketing margins were reduced when derivative contracts were closed and replaced by new contracts for inventory on hand at year end.

 Our industrial gases segment margin increased primarily due to our syngas joint venture.  In the 2009 fourth period, the facilities of the joint venture were undergoing turnaround maintenance activities which reduced cash available for distribution to the joint venture owners.

Other Components of Available Cash

Also affecting Available Cash before Reserves between the fourth quarter periods were increases in interest expense and corporate general and administrative expenses (excluding non-cash charges).  Our interest costs increased between the periods by $3.7 million primarily as a result of the issuance of unsecured notes and an increase in the interest rate on our credit facility.  Corporate general and administrative costs (excluding non-cash charges) increased $0.5 million primarily related to employee compensation costs.   Lastly, DG Marine was excluded from Available Cash in 2009 and until August 2010, although it is included in segment margin.

Several adjustments to net income attributable to the Partnership are required to calculate Available Cash before Reserves.  The calculation of Available Cash before Reserves for the quarters ended December 31, 2010 and 2009 is as follows:

	Three Months Ended
	December 31, 2010	December 31, 2009
	(in thousands)

Net loss attributable to Genesis Energy, L.P.	$(74,650)	$(5,982)
Depreciation, amortization and impairment	13,068	20,228
Cash received from direct financing leases not
included in income	1,087	971
Cash effects of sales of certain assets	19	260
Effects of available cash generated by equity method
investees not included in income	1,610	(163)
Cash effects of stock appreciation rights plan	(517)	(37)
Non-cash tax expense	688	830
Loss of DG Marine in excess of distributable cash	-	(493)
Non-cash equity-based compensation expense	78,429	8,064
Expenses related to acquiring assets that provide new
sources of cash flow	10,730	-
Other items, net	(660)	711
Maintenance capital expenditures	(597)	(668)
Available Cash before Reserves	$29,207	$23,721

Other Components of Net Income

In the fourth quarter of 2010, the Partnership recorded a net loss of $74.7 million.  In addition to the factors impacting Available Cash before Reserves, the net loss included the effect of several non-cash charges.  Non-cash equity-based compensation expense totaled $78.4 million and $8.1 million, respectively, for the fourth quarter periods, substantially all of which was borne by our general partner and associated with the elimination of our IDRs.  Depreciation and amortization expense totaled $13.1 million for the fourth quarter, as compared to $20.2 million for depreciation, amortization and impairment in the fourth of 2009.  In the fourth quarter of 2009, we took an impairment charge for an investment, which primarily accounted for the difference.  Net loss for the 2010 fourth quarter also included $10.7 million of expenses related to the acquisition of assets – primarily one-time transaction costs.

Comparison 2010 to 2009

Available Cash before Reserves for the full year 2010 increased by $10.5 million over the previous year, to a total of $101.5 million.  Segment margin increased by $15.1 million; however increases in other cash costs and expenses included in the computation of Available Cash partially offset that increase.

Segment Margin

The following table presents selected financial information by segment for the twelve-month reporting periods:

	Pipeline	Refinery	Supply &	Industrial
	Transportation	Services	Logistics	Gases	Total
	(in thousands)
Segment margin (1)

Year ended December 31, 2010	$48,305	$62,923	$26,176	$12,160	$149,564

Year ended December 31, 2009	$42,162	$51,844	$29,052	$11,432	$134,490

(1)
Segment margin was calculated as revenues less cost of sales, operating expenses and segment general and administrative expenses, plus our share of the distributable cash generated by our joint ventures.  Segment margin excludes the non-cash effects of our equity-based compensation plans and unrealized gains and losses from derivative transactions, and includes the non-income portion of payments received under direct financing leases.  A reconciliation of segment margin to income before income taxes is presented for periods presented in the table at the end of this release.

Pipeline transportation segment margin increased $6.1 million in 2010 as compared to 2009.  Cameron Highway added $2.4 million of segment margin for the five weeks in 2010 during which we owned our interest.  Other reasons for this improvement were an increase in tariff revenues from our onshore crude oil pipelines and greater pipeline loss allowance revenues.  Volumes on our onshore crude oil pipelines increased approximately 13%, primarily on our Jay System, resulting in an increase in crude oil tariff revenues of $3.1 million when combined with slight tariff rate increases.  Our pipeline loss allowance revenues increased $1.1 million primarily due to an increase in market prices of crude oil in 2010 as compared to 2009.

Refinery services segment margin increased $11.1 million between 2009 and 2010.  The demand for NaHS, the by-product of our sulfur removal process inside our refinery partners’ facilities, has increased significantly as economic growth in the United States as well as the recovery of the global economy positively impacted the mining and pulp and paper industries, our major markets for NaHS.  As a result, NaHS volumes increased in 2010 by 35% to 145,213 dry short tons (DST).  We continued to benefit from our logistics capabilities and economies of scale to control our raw material costs and to increase caustic sales to third parties.

Supply and logistics segment margin was $26.2 million in 2010 compared to $29.1 million in 2009.  The primary factors contributing to this decrease were a decline in our margins in our crude oil marketing and petroleum products activities of $1.1 million and $2.2 million, respectively, partially offset by improved results from our barge operations.  Contango pricing in the crude oil market narrowed in 2010 and provided less opportunities for us to hold barrels in storage tanks to take advantage of higher oil prices for future deliveries. We hedge the future delivery price with the use of derivative contracts (principally NYMEX futures) and minimize price risk.  During 2010, we averaged approximately 101,000 barrels of crude oil in inventory and recorded $1.3 million of segment margin related to storing and hedging crude oil, down from an average of 174,000 barrels and $2.2 million of segment margin in 2009.  Margins in our petroleum products marketing activities were compressed due to fluctuations in differentials in the quality of products.  The temporal differences related to derivative contracts for hedges of our petroleum products inventory that affected the fourth quarter results similarly affected the annual periods. DG Marine barge operations added approximately $0.5 million to our segment margin in 2010 as compared to 2009. However, due to financial covenants in existence until August 2010, we eliminated the segment margin associated with DG Marine through July 2010 in determining Available Cash.

Segment margin from our industrial gases segment increased slightly between the two periods primarily due to our syngas joint venture.  Operations at the joint venture’s facilities were impacted in 2009 by a scheduled turnaround.  Cash flow levels to the joint venture partners increased to more normal levels in 2010 following completion of the turnaround.

Other Components of Available Cash

Increases in our interest costs (excluding interest on the debt of DG Marine and interest we consider as part of acquisition transaction expenses) of $6.2 million and corporate general and administrative expenses (excluding non-cash charges and acquisition transaction expenses) of $3.8 million partly offset the increase in segment margin.  Additionally, the inclusion of DG Marine in our calculation of available cash beginning in August 2010 added $5.0 million to Available Cash before Reserves as compared to 2009.  Lastly, maintenance capital expenditures in 2010 were approximately $1.6 million less than in 2009.

Our average debt balance under our revolving credit agreement was greater in 2010 than in 2009 by approximately $31.4 million.  This increase in the debt level combined with slightly greater interest rates in 2010 and the interest expense on the $250 million of unsecured notes we issued in mid-November 2010 contributed to the increase in interest costs. The increase in average debt under our revolving credit agreement resulted primarily from the acquisition in July 2010 of the 51% interest in DG Marine that we did not own and the elimination of the DG Marine credit facility with borrowings under our credit facility.

Corporate general and administrative expenses (excluding non-cash charges and transaction costs related to acquisitions) increased between the annual periods primarily due to one-time costs in February related to the transition of ownership of our general partner and personnel-related costs primarily for bonus expense and stock appreciation rights exercises.

The cash flows generated by DG Marine were required to be utilized to reduce DG Marine’s debt under its credit facility until that debt was repaid in July 2010; therefore, we excluded the effects of DG Marine from our calculation of Available Cash before Reserves until August 2010.

The calculation of Available Cash before Reserves for the years ended December 31, 2010 and 2009 is as follows:

	Year Ended
	December 31, 2010	December 31, 2009
	(in thousands)

Net (loss) income attributable to Genesis Energy, L.P.	$(48,459)	$8,063
Depreciation, amortization and impairment	53,557	67,586
Cash received from direct financing leases not
included in income	4,203	3,758
Cash effects of sales of certain assets	1,146	873
Effects of available cash generated by equity method
investees not included in income	2,285	(495)
Cash effects of stock appreciation rights plan	(1,350)	(121)
Non-cash tax expense	1,337	1,914
Loss of DG Marine in excess of distributable cash	(848)	(4,475)
Non-cash equity-based compensation expense	82,979	18,512
Expenses related to acquiring assets that provide new
sources of cash flow	11,260	-
Other items, net	(1,755)	(203)
Maintenance capital expenditures	(2,856)	(4,426)
Available Cash before Reserves	$101,499	$90,986

Other Components of Net Income

Net loss attributable to the Partnership was $48.5 million for 2010, a decrease of $56.5 million from 2009. The non-cash charges related to the compensation arrangement between our management team and our general partner resulted in $76.9 million and $14.1 million of additional expense in 2010 and 2009, respectively.  Our general partner bore the cash cost of this arrangement, all of which was settled in 2010 as a result of our IDR restructuring.  Non-cash expense related to other equity-based compensation also increased in 2010 by approximately $1.6 million.

  In addition to the factors impacting Available Cash before Reserves, net loss included the effects of non-cash items and the recorded share of the results of DG Marine for the first seven months of 2010.

The amount we recorded as depreciation, amortization and impairment expense declined in 2010 as compared to 2009 by $14.0 million.  We are amortizing our intangible assets over the period during which the intangible asset is expected to contribute to future cash flows.  As a result, amortization is generally greater in the initial years after an acquisition.  Additionally, results for 2009 also included a $5.0 million impairment charge related to an investment.

Although we excluded the available cash generated by DG Marine from the calculation of available cash, our share of its results was included in the calculation of the net loss attributable the Partnership.

Distributions

Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.04 per unit, or 11.1%.  Distributions paid over the last four quarters, and the distribution paid on February 14, 2011 for the fourth quarter of 2010, are as follows:

		Per Unit
Distribution For	Date Paid	Amount
Fourth quarter 2010	February 2011	$0.4000
Third quarter 2010	November 2010	$0.3875
Second quarter 2010	August 2010	$0.3750
First quarter 2010	May 2010	$0.3675
Fourth quarter 2009	February 2010	$0.3600

Earnings Conference Call

We will broadcast our Earnings Conference Call on Thursday, March 3, 2011, at 10:00 a.m. Central time.  This call can be accessed at www.genesisenergy.com.  Choose the Investor Relations button.  Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software.  For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days.  There is no charge to access the event.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis engages in four business segments. The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil and refined products. The Industrial Gases Division produces and supplies industrial gases such as carbon dioxide and syngas. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida and the Gulf of Mexico.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved, including statements regarding closing of the offering. Actual results may vary materially.  We undertake no obligation to publicly update or revise any forward-looking statement.

.

(tables to follow)

Genesis Energy, L.P.
Condensed Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Three Months Ended		Three Months Ended
	December 31, 2010		December 31, 2009

Revenues	$602,243		$436,274
Costs of sales	565,364		404,274
General and administrative expenses	89,728		13,225
Depreciation, amortization and impairment expense	13,068		20,228
(Gain) loss from disposal of surplus assets	(13)		301
OPERATING LOSS	(65,904)		(1,754)
Equity in earnings of joint ventures	1,433		165
Interest expense	(9,418)		(3,834)
Loss before income taxes	(73,889)		(5,423)
Income tax expense	(761)		(1,419)
NET LOSS	(74,650)		(6,842)
Net loss attributable to noncontrolling interests	-		860
NET LOSS ATTRIBUTABLE TO
GENESIS ENERGY, L.P.	$(74,650)		$(5,982)

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED	$0.02		$0.08

Volume data:
Crude oil pipeline barrels per day (onshore total)	75,981		60,181
Mississippi Pipeline System barrels per day	22,905		24,231
Jay Pipeline System barrels per day	17,006		12,766
Texas Pipeline System barrels per day	36,070		23,184
Cameron Highway barrels per day (offshore total)	149,270	(1)	-
Free State CO2 System Mcf per day	203,460		178,338
CO2 sales Mcf per day	69,408		72,233
NaHS dry short tons sold	38,384		31,967
NaOH (caustic soda) dry short tons sold	26,505		25,397
Crude oil and petroleum products sales - mbbls	6,005		4,664

(1) Represents 100% of joint venture volume from November 23, 2010 to December 31, 2010

Genesis Energy, L.P.
Condensed Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Year Ended		Year Ended
	December 31, 2010		December 31, 2009

Revenues	$2,101,324		$1,435,360
Costs of sales	1,961,733		1,305,830
General and administrative expenses	113,406		40,413
Depreciation, amortization and impairment expense	53,557		67,586
Loss from disposal of surplus assets	12		160
OPERATING (LOSS) INCOME	(27,384)		21,371
Equity in earnings of joint ventures	2,355		1,547
Interest expense	(22,924)		(13,660)
(Loss) income before income taxes	(47,953)		9,258
Income tax expense	(2,588)		(3,080)
NET (LOSS) INCOME	(50,541)		6,178
Net loss attributable to noncontrolling interests	2,082		1,885
NET (LOSS) INCOME ATTRIBUTABLE TO
GENESIS ENERGY, L.P.	$(48,459)		$8,063

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED	$0.49		$0.51

Volume data:
Crude oil pipeline barrels per day (onshore total)	67,931		60,262
Mississippi Pipeline System barrels per day	23,537		24,092
Jay Pipeline System barrels per day	15,646		10,523
Texas Pipeline System barrels per day	28,748		25,647
Cameron Highway barrels per day (offshore total)	149,270	(1)	-
Free State CO2 System Mcf per day	167,619		154,271
CO2 sales Mcf per day	73,228		73,328
NaHS dry short tons sold	145,213		107,311
NaOH (caustic soda) dry short tons sold	93,283		88,959
Crude oil and petroleum products sales - mbbls	22,823		17,563

(1) Represents 100% of joint venture volume  from November 23, 2010 to December 31, 2010

Genesis Energy, L.P.
Condensed Consolidated Balance Sheets - Unaudited
(in thousands, except number of units)

	December 31, 2010	December 31, 2009

ASSETS
Cash	$5,762	$4,148
Accounts receivable, net	171,550	129,865
Inventories	55,428	40,204
Other current assets	19,798	15,027
Total current assets	252,538	189,244
Property, net	265,056	284,887
CO2 contracts, net	15,851	20,105
Joint ventures and other investments	343,434	15,128
Investment in direct financing leases	168,438	173,027
Intangible assets, net	120,175	136,330
Goodwill	325,046	325,046
Other assets	16,197	4,360
Total Assets	$1,506,735	$1,148,127

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable	$165,978	$117,625
Accrued liabilities	40,736	23,803
Total current liabilities	206,714	141,428
Credit facility long-term debt	360,000	366,900
Senior unsecured long-term notes	250,000	-
Deferred tax liabilities	15,193	15,167
Other liabilities	5,564	5,699
Partners' Capital:
Genesis Energy, L.P. partners' capital	669,264	595,877
Noncontrolling interests	-	23,056
Total partners' capital	669,264	618,933
Total Liabilities and Partners' Capital	$1,506,735	$1,148,127

Units Data:
Total common units outstanding	64,615,062	39,487,997

SEGMENT MARGIN RECONCILIATION TO INCOME BEFORE INCOME TAXES - UNAUDITED

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in thousands)

Segment margin	$41,677	$34,242	$149,564	$134,490
Corporate general and administrative expenses	(88,884)	(12,257)	(110,058)	(36,475)
Non-cash items included in corporate general and
administrative costs	76,281	7,157	78,930	16,109
Cash expenditures not included in EBITDA or
net income	10,188	(99)	9,767	(376)
DG Marine contribution to segment margin	-	(2,296)	(6,056)	(10,587)
Adjusted EBITDA	39,262	26,747	122,147	103,161
DG Marine contribution to segment margin	-	2,296	6,056	10,587
Depreciation, amortization and impairment	(13,068)	(20,228)	(53,557)	(67,586)
Interest expense, net	(9,418)	(3,834)	(22,924)	(13,660)
Cash expenditures not included in EBITDA or
net income	(10,188)	99	(9,767)	376
Other non-cash items	(80,477)	(10,503)	(89,908)	(23,620)
(Loss) income before income taxes	$(73,889)	$(5,423)	$(47,953)	$9,258

CALCULATION OF NET INCOME PER COMMON UNIT - UNAUDITED
(in thousands, except per unit amounts)
	Three Months Ended
	December 31, 2010	December 31, 2009
Numerators for basic and diluted net income
per common unit:
Net loss attributable to Genesis Energy, L.P.	$(74,650)	$(5,982)
Less: General partner's incentive distribution
to be paid for the period	-	(2,037)
Add: Expense for Class B/Series B Membership Awards	75,634	11,266
Subtotal	984	3,247
Less: General partner 2% ownership	(20)	(65)
Income available for common unitholders	$964	$3,182

Denominator for basic per common unit:
Common Units	43,486	39,484

Denominator for diluted per common unit:
Common Units	43,486	39,484
Phantom Units	-	129
Waiver Units	302	-
	43,788	39,613

Basic net income per common unit	$0.02	$0.08
Diluted net income per common unit	$0.02	$0.08

	Year Ended
	December 31, 2010	December 31, 2009
Numerators for basic and diluted net income
per common unit:
Net (loss) income attributable to Genesis Energy, L.P.	$(48,459)	$8,063
Less: General partner's incentive distribution
to be paid for the period	(8,128)	(6,318)
Add: Expense for Class B/Series B Membership Awards	76,923	18,853
Subtotal	20,336	20,598
Less: General partner 2% ownership	(407)	(412)
Income available for common unitholders	$19,929	$20,186

Denominator for basic per common unit:
Common Units	40,560	39,471

Denominator for diluted per common unit:
Common Units	40,560	39,471
Phantom Units	12	132
Waiver Units	76	-
	40,648	39,603
		0
Basic net income per common unit	$0.49	$0.51
Diluted net income per common unit	$0.49	$0.51

GAAP to Non-GAAP Financial Measure Reconciliation - Unaudited

AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO
NET CASH FLOWS FROM OPERATING ACTIVITIES

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in thousands)

Net cash flows provided by operating
activities (GAAP measure)	$56,389	$34,248	$90,463	$90,079
Adjustments to reconcile net cash flow provided by
operating activities to Available Cash before
reserves:
Maintenance capital expenditures	(597)	(668)	(2,856)	(4,426)
Amortization and write-off of credit facility issuance
costs	(584)	(1,055)	(3,082)	(2,503)
Effects of available cash from equity investees not
included in operating cash flows	914	(150)	1,017	101
DG Marine loss in excess of
distributable cash	-	(493)	(848)	(4,475)
Other items affecting Available Cash	10,608	1,613	11,318	2,641
Net effect of changes in operating accounts not
included in calculation of Available Cash	(37,523)	(9,774)	5,487	9,569
Available Cash before Reserves (Non-GAAP measure)	$29,207	$23,721	$101,499	$90,986

CHANGES IN OPERATING ACCOUNTS NOT INCLUDED IN CALCULATION
OF AVAILABLE CASH BEFORE RESERVES - UNAUDITED

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in thousands)
Increase (Decrease) in:
Accounts receivable	$(1,877)	$(466)	$(41,648)	$(7,979)
Inventories	8,701	(1,511)	(16,870)	(16,559)
Other current assets	(4,867)	(2,189)	(4,036)	(2,712)
Increase in:
Accounts payable	24,898	15,132	47,401	19,203
Accrued liabilities	10,668	(1,192)	9,666	(1,522)
Net changes in components of operating assets
and liabilities	$37,523	$9,774	$(5,487)	$(9,569)

This press release and the accompanying schedules include a non-generally accepted accounting principle (“non-GAAP”) financial measure of available cash.  The accompanying schedule provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measure should not be considered as an alternative to GAAP measures of liquidity or financial performance.  We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available cash. Available Cash before Reserves is a liquidity measure used by management to compare cash flows generated by us to the cash distribution paid to our limited partners and general partner.  This is an important financial measure to the external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities.  Lastly, Available Cash before Reserves (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.  Available Cash before Reserves data presented in this press release may not be comparable to similarly titled measures of other companies as Available Cash before Reserves excludes some, but not all items that affect net income or loss and because these measures may vary among other companies.

We define available cash as net income or loss as adjusted for specific items, the most significant of which are the addition of non-cash expenses (such as depreciation), the substitution of cash generated by our joint ventures in lieu of our equity income attributable to such joint ventures, the elimination of gains and losses on asset sales (except those from the sale of surplus assets) and unrealized gains and losses on derivative transactions, , the elimination of expenses related to acquiring assets that provide new sources of cash flows and the subtraction of maintenance capital expenditures, which are expenditures that are necessary to sustain existing (but not to provide new sources of) cash flows.

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Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516